UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2026

VisionWave Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-72741	99-5002777
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Delaware Ave., Suite 210 # 301 Wilmington, DE.	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 305-4790

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VWAV	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	VWAVW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 5, 2026, VisionWave Holdings, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Adrian Holdings S.R.L., a Costa Rican company (the “Seller”).

Pursuant to the Agreement, the Company agreed to acquire from the Seller, and the Seller agreed to sell, transfer, convey and assign to the Company, all right, title and interest in and to certain intellectual property assets related to the technology known as QuantumSpeed (the “Assigned IP”), as more fully described in the Agreement.

In consideration for the Assigned IP, the Company agreed to pay the Seller aggregate consideration consisting of (i) 10,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Purchase Shares”), and (ii) a promissory note in the principal amount of $10,000,000 (the “Note”).

At closing, the Company will issue and deliver to the Seller 3,000,000 Purchase Shares (the “Closing Shares”) and executed and delivered the Note.

The issuance of the remaining 7,000,000 shares of the Company’s common stock (the “Contingent Shares”) is subject to approval by the Company’s shareholders as required under applicable Nasdaq listing rules. The Company has agreed to use its commercially reasonable efforts to obtain such shareholder approval (the “Shareholder Approval”) as soon as practicable following the Closing, including by including a proposal for such approval in its next annual or special meeting of shareholders (but excluding any special meeting to be held on or about February 2026), and in no event later than nine (9) months after the Closing Date. If Shareholder Approval is not obtained within nine (9) months after the Closing Date, then (i) the Company shall promptly cause sixty percent (60%) of the equity interests in QuantumSpeed Inc., a wholly-owned subsidiary of the Company to which the acquired intellectual property assets will have been assigned, to be transferred to the Seller (or its designee) free and clear of all encumbrances (other than restrictions under applicable securities laws), (ii) the Seller’s security interest in such equity interests shall be automatically released, and (iii) the Seller shall retain full ownership of the 3,000,000 shares of common stock previously issued at Closing and the Note, without any obligation to return, cancel, or forfeit the same. For the avoidance of doubt, in such event, no alternative consideration will be provided in lieu of the Contingent Shares.

An independent third-party valuation by BDO Consulting Group assessed the QuantumSpeed intellectual property at approximately $99.6 million as of December 31, 2025, based on certain assumptions regarding future development success, market adoption, and discount rates. This valuation is not a guarantee of realizable value and is subject to significant risks, including potential impairment if development milestones are not met. The Company’s Board was provided also with a fairness opinion by BDO Consulting Group for the structure and the value of the transaction.

The Agreement contains customary representations, warranties, covenants and indemnification provisions for a transaction of this nature.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 5, 2026, the transactions contemplated by the Agreement described in Item 1.01 of this Current Report on Form 8-K were completed. The information set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

The Assigned IP consists of intellectual property rights owned by the Seller relating to the QuantumSpeed technology, including patents, patent applications, trademarks, copyrights, trade secrets, know-how, software and other proprietary rights, as set forth in Exhibit A to the Agreement. An independent third-party valuation of the Assigned IP was $99.6 million.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Agreement described in Item 1.01 of this Current Report on Form 8-K, on January 5, 2026, the Company issued 3,000,000 shares of its common stock to the Seller as partial consideration for the Assigned IP. The issuance of these shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, as the transaction did not involve a public offering. The Seller represented that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not required, as the acquired assets consist solely of intellectual property and do not constitute a “business” for purposes of Regulation S-X.

(b) Pro forma financial information.

Not required, for the reason set forth in paragraph (a) above.

(d) Exhibits.

Exhibit Number	Description
2.1	Asset Purchase Agreement dated as of January 5, 2026, by and between VisionWave Holdings, Inc. and Adrian Holdings S.R.L.
10.1	Promissory Note dated January 5, 2026 issued to Adrian Holdings S.R.L.
99.1	Press Release, dated January 7, 2026 (furnished pursuant to Item 8.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2026

VisionWave Holdings, Inc.

By:	/s/ Douglas Davis
Name:	Douglas Davis
Title:	Executive Chairman